AMENDED AND RESTATED INDENTURE dated as of December 21, 2001 among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the "Issuer"), Citibank, N.A., a national banking association, as trustee (the "Trustee") and (the "Issuer"), Citicorp USA, Inc., a Delaware corporation, as collateral agent (the "Collateral Agent").

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Collateral Agent are parties to the Indenture dated as of November 13, 2001 (the "Original Indenture"), pursuant to which Notes have been issued to the Holders;

WHEREAS, the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in Article 12 of the Original Indenture, to the prior payment in full of certain obligations which have been created pursuant to the Revolving Credit Agreement dated as of November 13, 2001 (the "Original Revolving Credit Agreement"), among the Issuer, the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Collateral Agent, together with certain security documents and other ancillary documents executed in connection therewith (the Original Revolving Credit Agreement, together with such security and ancillary documents, the "Original Revolving Loan Documentation").

WHEREAS, as of the date hereof, the parties to the Original Revolving Loan Documentation desire to terminate the Original Revolving Credit Agreement, and replace the Original Revolving Loan Documentation with: (i) the Revolving Credit Agreement (as defined herein); (ii) a guarantee agreement, a security agreement, a pledge agreement and an indemnity, subrogation and contribution agreement attached as exhibits to such Revolving Credit Agreement; (iii) the Reimbursement Agreement (as defined herein); (iv) a guarantee agreement, a security agreement, a pledge agreement and an indemnity, subrogation and contribution agreement attached as exhibits to such Reimbursement Agreement; and (v) other security documents and other ancillary documents executed in connection therewith (the documents named in clauses (i)-(v), collectively, together with any document executed as an amendment to, restatement of, substitution for, or replacement of, any such document, the "Revolving Loan Documentation").

WHEREAS, it is desirable to amend the Indenture in certain respects to account for the execution of the Revolving Loan Documentation;

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Indenture in its entirety as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Issuer's Senior Subordinated Secured Notes Due 2007 (the "Notes"):

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

"Accrual Period" has the meaning provided in Section 1 of the Notes.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

"Blockage Notice" has the meaning provided in section 12.03(b).

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

"Capital Expenditures" means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Issuer and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Issuer for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Issuer and its consolidated Subsidiaries during such period, provided that the term "Capital Expenditures" (i) shall be net of landlord construction allowances, (ii) shall not include expenditures made in connection with the repair or restoration of assets with insurance or condemnation proceeds and (iii) shall not include the purchase price of equipment to the extent consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment, in each case in the ordinary course of business.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means any of the following: (a) any investment in U.S Government Obligations; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing not more than one year from the date of acquisition thereof, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with a bank or trust company that is organized under the laws of the United States of America, any state thereof (including any foreign branch of any of the foregoing) or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above or clause (e) below entered into with a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America having at the time as of which any investment therein is made one of the two highest ratings obtainable from either Moody's or S&P; (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any foreign government or any state, commonwealth or territory or by any political subdivision or taxing authority thereof, and, in each case, having one of the two highest ratings obtainable from either S&P or Moody's; and (f) investments in funds investing exclusively in cash and/or investments of the types described in clauses (a) and (e) above.

"Change in Control" means (a) the failure by TPG to own (and retain the right to vote), directly or indirectly, beneficially and of record, Equity Interests in the Issuer representing greater than 30% of each of the aggregate ordinary voting power and aggregate value represented by the issued and outstanding Equity Interests in the Issuer; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the Issue Date), of Equity Interests representing a greater percentage of either the aggregate ordinary voting power or the aggregate value represented by the issued and outstanding Equity Interests of the Issuer then owned, directly or indirectly, beneficially and of record, by TPG; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Issuer by Persons who were neither (i) nominated by the board of directors of the Issuer nor (ii) appointed by directors so nominated.

"Change in Control Offer" has the meaning provided in Section 4.02.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all "Collateral", as defined in any applicable Security Document.

"Collateral Agent" means the "Collateral Agent", as defined in any applicable Security Document, in such capacity under the applicable Security Document.

"Collateral and Guarantee Requirement" means the requirement that:

(a) the Collateral Agent shall have received from the Issuer and each Pledgor and Guarantor either (i) a counterpart of each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement duly executed and delivered on behalf of the Issuer and such Pledgor and Guarantor or (ii) in the case of any Person that becomes a Domestic Subsidiary after the date hereof, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary;

(b) all outstanding Equity Interests of the Issuer and each Subsidiary owned directly by or directly on behalf of the Issuer or any Pledgor and Guarantor, shall have been pledged pursuant to the Pledge Agreement (except that the Pledgors and Guarantors shall not be required to pledge (i) more than 65% of the outstanding voting stock of any Foreign Subsidiary, (ii) the Equity Interests in MEMC Southwest Inc. or (iii) Joint Venture Stock) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Issuer and each Subsidiary that is owing to any Pledgor and Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Pledge Agreement (including any supplements thereto), and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement and the Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property providing that the Indenture Obligations shall be secured by a Lien on such Mortgaged Property, signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property, described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Trustee or the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Trustee or the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, as the case may be; and

(f) the Issuer and each Pledgor and Guarantor shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

"Commission" means the Securities and Exchange Commission.

"Consolidated Backlog" for any calendar month means, as of any measurement date, the sum total of wafers (as measured in millions of square inches) which has been shipped in respect of bona fide sales to third party customers during such month to (and including) such measurement date and remaining shipments which are reasonably expected by the Issuer to be made in respect of bona fide sales to third party customers from (but excluding) such measurement date through the last calendar day of the month by the Issuer and its consolidated Subsidiaries. Amounts expected to be shipped shall be evidenced by third party customer orders including purchase orders, purchase order releases pursuant to blanket purchase orders and/or customer buy plans communicated by electronic data interchange communications, e-mail messages or via telephone to an MEMC customer service representative or salesperson.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period (but excluding any minority interest, equity in income or loss of joint ventures and royalty income) plus, (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all extraordinary charges during such period and (v) all other noncash expenses or losses of the Issuer or any of the Subsidiaries for such period (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) all noncash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), (iii) foreign currency gains, (iv) interest income, (v) gains from the sale of assets or capital stock, (vi) income tax benefit and (vii) any other income categories disclosed as non-operating (income) expense not otherwise specified, all determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, for any period, the net income or loss of the Issuer and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss (a) the income of any Person (other than a consolidated Subsidiary) in which any other Person (other than the Issuer or any consolidated Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of the consolidated Subsidiaries by such Person during such period, and (b) the income or loss of any Person accrued prior to the date on which it becomes a Subsidiary or is merged into or consolidated with the Issuer or any consolidated Subsidiary or the date on which such Person's assets are acquired by the Issuer or any consolidated Subsidiary.

"Consolidated Revenue" means, for any month, net sales of the Issuer and its consolidated Subsidiaries, determined in accordance with GAAP consistently applied, plus net sales of 300 millimeter product (also referred to as 300 millimeter sales contra) for that same period to the extent not otherwise included, determined in accordance with GAAP consistently applied. Net sales shall be computed net of any discounts, returns or allowances. Net sales shall also exclude sales made by the Issuer or by a Subsidiary to any Affiliate of the Issuer that is Controlled by the Issuer (other than Taisil Electronic Materials Corporation) whether or not consolidated with the Issuer under GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Corporate Trust Office" has the meaning provided in Section 2.04(a).

"covenant defeasance option" has the meaning provided in Section 9.01(b).

"Conversion Shares" means the common stock of the Issuer acquired upon conversion of the Cumulative Preferred Stock.

"Cumulative Preferred Stock" means the Issuer's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designations therefor filed with the Secretary of State of Delaware.

"Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Definitive Note" means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law).

"Domestic Subsidiary" means any Subsidiary of the Issuer other than a Foreign Subsidiary or a Receivables Subsidiary.

"Early Redemption Event" means:

(a) any sale, transfer or other disposition (including pursuant to a Permitted Receivables Financing or a sale and leaseback transaction) of any property or asset of the Issuer or any Subsidiary, including any Equity Interest owned by it, other than (i) dispositions described in parts (a) and (b) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Issuer; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Issuer or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event; or

(c) the incurrence by the Issuer or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01; or

(d) the issuance of any Equity Interests by the Issuer other than (i) the Warrant Shares and the Conversion Shares and (ii) pursuant to an employee benefit plan in effect on the Issue Date or adopted after the Effective Date with the consent of the Holders of a majority (by aggregate principal amount) of the Notes;

provided that no receipt by MEMC Korea Company of Net Proceeds shall constitute an Early Redemption Event unless and until (and only to the extent that) such Net Proceeds, or a portion thereof, are actually paid or legally payable as a dividend or distribution to the Issuer or any Pledgor and Guarantor.

"Early Redemption Offer" has the meaning provided in Section 4.01.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, directives or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the protection, preservation or restoration of natural resources, the management (including generation, use, handling, transportation, storage, treatment and disposal) of Hazardous Materials, the Release or threatened Release of any Hazardous Materials into the environment, or health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any costs, obligations, expenses, losses or other liability in connection with personal injury, strict liability, damages, diminution of value, investigation, monitoring, remediation, administrative oversight costs, fines, penalties or indemnities) of the Issuer or any Subsidiary directly or indirectly arising or resulting from or based upon (a) violation of any Environmental Law, (b) the management, including generation, use, handling, transportation, storage, treatment or disposal, of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is retained, assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Issuer or any of its Subsidiaries as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

"ERISA Event" means (a) any "reportable event" described in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period; (c) the provision or filing of a notice of intent to terminate a Plan other than a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Issuer or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Issuer or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the occurrence or existence of any other event or condition which might reasonably be expected to constitute grounds for the termination of, the appointment of a trustee to administer, any Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the imposition of any lien on the assets of the Issuer or any of its Subsidiaries or ERISA Affiliates under ERISA, including as a result of the operation of Section 4069 of ERISA; (g) the incurrence by the Issuer, any of its Subsidiaries or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or with respect to the withdrawal from a Multiple Employer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or by reason of the provisions of Section 4064 of ERISA upon the termination of a Multiple Employer Plan; or (h) the receipt by the Issuer or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" has the meaning provided in Section 7.01.

"Exchange Act" means the Securities Exchange Act of 1934.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Issuer.

"Foreign Subsidiary" means any Subsidiary of the Issuer that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantee Agreement" means the Guarantee Agreement, attached hereto as Exhibit B, among the Issuer, the Pledgors and Guarantors and the Collateral Agent for the benefit of the Secured Parties.

"Hazardous Materials" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos containing material, polychlorinated biphenyls and urea formaldehyde foam insulation) or waste that is classified or regulated under any Environmental Law.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"incorporated provision" has the meaning provided in Section 13.01.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) obligations under Hedging Agreements or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock.

"Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement, attached hereto as Exhibit C, among the Issuer, the Pledgors and Guarantors and the Collateral Agent.

"Indenture" means this Indenture as amended or supplemented from time to time.

"Indenture Obligations" has the meaning assigned in the Security Agreement.

"Issue Date" means November 13, 2001.

"Issuer" means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

"Issuer Benefit Plans" means each employee or director benefit or compensation plan, arrangement or agreement, including pension, savings, welfare, medical or life insurance, severance, fringe benefit, executive compensation, deferred compensation, incentive, bonus and long-term performance option and other equity-based compensation plans, arrangements or agreements, including any "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement that was entered into or is maintained by or to which the Issuer or any of its Subsidiaries contribute or is obligated to contribute or with respect to which the Issuer or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise, or otherwise providing benefits to any current or former employee, officer or director of the Issuer or any of its Subsidiaries.

"Issuer Order" means a written order of the Issuer signed by two Officers specifying the amount of Notes to be authenticated and the date on which they are to be authenticated.

"Italian Credit Agreement" means the e 55,000,000 Amended and Restated Credit Agreement dated as of September 22, 2001 under which the Italian Issuer is the borrower, together with any amendment of, restatement of, substitution for, or replacement of such agreement.

"Italian Issuer" means MEMC Electronic Materials S.p.A., a società per azioni, or joint stock company, organized under the laws of the Republic of Italy.

"Italian Notes" means, collectively, the Euro 55 million (aggregate principal amount) Promissory Notes Due 2031 to be issued by the Italian Issuer under the Italian Credit Agreement as contemplated under the Restructuring Agreement.

"Joint Venture Stock" has the meaning assigned to such term in Section 6.03(d).

"legal defeasance option" has the meaning provided in Section 9.01(b).

"lenders under the Revolver Obligations" (and derivations of that phrase, including "lenders under such Revolver Obligations") mean collectively (i) the "Lenders" who are parties to the Revolving Credit Agreement and (ii) the "Fund Guarantors" who are parties to the Reimbursement Agreement.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Issuer and the Pledgors and Guarantors, taken as a whole, (b) the ability of the Issuer or the Pledgors and Guarantors to perform their obligations under the Transaction Documents or (c) any rights of or benefits available to the Holders under the Transaction Documents.

"Material Indebtedness" means (i) any Revolver Obligations and (ii) any Indebtedness, or obligations in respect of one or more Hedging Agreements, of any one or more of the Issuer and the Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness pursuant to clause (ii) of the foregoing sentence, the "principal amount" of the obligations of the Issuer or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Indenture Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

"Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by the Issuer or a Pledgor and Guarantor and identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11 or 5.12.

"Multiple Employer Plan" means an employee benefit plan described in Section 4063 of ERISA.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or other insured damage, insurance proceeds in excess of $250,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including reasonable attorneys fees, underwriting discounts and commissions and collection expenses) paid or payable by the Issuer and the Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Issuer and the Subsidiaries as a result of such event to repay Indebtedness (other than Revolver Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Issuer and the Subsidiaries, and (iv) the amount of any reserves established by the Issuer and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Issuer). Notwithstanding anything to the contrary set forth above, the proceeds of any sale, transfer or other disposition of Receivables or Related Property (or any interest therein) pursuant to any Permitted Receivables Financing shall not be deemed to constitute Net Proceeds except to the extent that such sale, transfer or other disposition (a) is the initial sale, transfer or other disposition of Receivables or Related Property (or any interest therein) in connection with the establishment of such Permitted Receivables Financing or (b) occurs in connection with an increase in the aggregate outstanding amount of such Permitted Receivables Financing over the aggregate outstanding amount of such Permitted Receivables Financing at the time of such initial sale, transfer or other disposition.

"Notes" means the Issuer's Senior Subordinated Secured Notes Due 2007 issued under this Indenture.

"Notice of Default' has the meaning provided in Section 7.01.

"Offer Amount" has the meaning provided in Section 4.01.

"Offer Period" has the meaning provided in Section 4.01.

"Officer" means the chairman of the board of directors, the chief executive officer, the chief financial officer, the president or the treasurer of the Issuer. "Officer" of a Pledgor and Guarantor has a correlative meaning thereto.

"Officers' Certificate" means a certificate signed by two Officers of each Person issuing such certification.

"Opinion of Counsel" means a written opinion (subject to customary assumptions and exclusions) from legal counsel. The counsel may be an employee of or counsel to the Issuer.

"Original Indenture" has the meaning provided in the preamble.

"Original Revolving Credit Agreement" has the meaning provided in the preamble.

"Original Revolving Loan Documentation" has the meaning provided in the preamble.

"Payment Blockage Period" has the meaning provided in Section 12.03(b).

"Paying Agent" has the meaning provided in Section 2.04(a).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Issuer and the Collateral Agent.

"Period End Date" has the meaning provided in Section 1 of the Notes.

"Permitted Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) by the Issuer or any consolidated Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related to a business in which the Issuer and the Subsidiaries were engaged on the Issue Date or into which they have entered thereafter with the consent of the Holders of a majority (by aggregate principal amount) of the Notes, (c) each Subsidiary formed for the purpose of or resulting from such acquisition shall be or contemporaneously become, a Pledgor and Guarantor and all of the Equity Interests of such Domestic Subsidiary shall be owned directly by the Issuer or a consolidated Domestic Subsidiary and all material actions required to be taken with respect to such acquired or newly formed Domestic Subsidiary under Sections 5.11 and 5.12 shall have been taken (or shall be taken contemporaneously with the closing of such acquisition or within the time period set forth in Section 5.11), (d) the Issuer and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to any cost savings other than those actually realized as of the date of such acquisition), with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as at the last day of the most recently ended fiscal quarter or month, as the case may be, of the Issuer for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (e) the Issuer has delivered to the Collateral Agent an officers' certificate to the effect set forth in parts (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in part (d) above.

"Permitted Encumbrances" means:

(a) Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.06;

(b) Carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) Liens (other than Liens on Collateral) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Judgment liens in respect of judgments that do not constitute an Event of Default under part (j) of Section 7.01;

(f) Easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and minor defects or irregularities in title that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Issuer or any Subsidiary;

(g) Ground leases in respect of real property on which facilities owned or leased by the Issuer or any of the Subsidiaries are located;
(h) Any interest or title of a lessor under any lease permitted by this Agreement;
(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j) Leases or subleases granted to other Persons and not interfering in any material respect with the business of the Issuer and the Subsidiaries, taken as a whole; and
(k) Licenses of intellectual property, including patents and trademarks held by the Issuer or one of its Subsidiaries.
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a)Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) Investments in commercial paper maturing not more than one year after the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody's;

(c) Investments in certificates of deposit, banker's acceptances and time deposits maturing not more than one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts and overnight bank deposits issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America that has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign-currency equivalent thereof);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in part (a) above or part (e) or (f) below and entered into with a financial institution satisfying the criteria described in part (c) above;

(e) Securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody's;

(f) securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody's; and

(g) investments in funds that invest solely in one or more types of securities described in parts (a), (e) and (f) above.

"Permitted Receivables Financing" means any financing pursuant to which (a) the Issuer or any Subsidiary sells, conveys or otherwise transfers to a Receivables Subsidiary, in "true sale" transactions, and (b) such Receivables Subsidiary sells, conveys or otherwise transfers to any other Person or grants a security interest to any other Person in, any Receivables (whether now existing or hereafter acquired) of the Issuer or any Subsidiary or any undivided interest therein, and any assets related thereto (including all collateral securing such Receivables), all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, provided that the board of directors of the Issuer shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Issuer and the Subsidiaries, taken as a whole.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer, any of its Subsidiaries or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

"Plan Asset Regulations" means the Department of Labor regulation Section 2510.3-101, 29 C.F.R. Section 2510.3-101.

"Pledge Agreement" means the Pledge Agreement, attached hereto as Exhibit D, among the Issuer, the Pledgors and Guarantors and the Collateral Agent for the benefit of the Secured Parties.

"Pledgors and Guarantors" means each Domestic Subsidiary, from time to time.

"protected purchaser" has the meaning set forth in Section 2.08(a).

"Purchase Agreement" means the purchase agreement, dated as of September 30, 2001, by and among TPG Partners III, L.P., T3 Partners, L.P., T3 Partners II, L.P, TPG Wafer Holdings LLC, E.ON AG, E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellschaft mbH and E.ON North America, Inc.

"Purchase Date" has the meaning provided in Section 4.01.

"Receivable" means the Indebtedness and payment obligations of any Person to the Issuer or any of the Subsidiaries or acquired by the Issuer or any of the Subsidiaries (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security but excluding intercompany obligations) arising from a sale of merchandise or the provision of services by the Issuer or any Subsidiary or the Person from which such Indebtedness and payment obligation were acquired by the Issuer or any of the Subsidiaries, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

"Receivables Subsidiary" means a corporation or other entity that is a newly formed, wholly owned, bankruptcy-remote, special purpose subsidiary of the Issuer or any wholly owned Subsidiary (a) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Receivables), (b) that is designated by the board of directors of the Issuer (as provided below) as a Receivables Subsidiary, (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by the Issuer or any Subsidiary (other than pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings and other than any obligation to sell or transfer Receivables or (iii) subjects any property or asset of the Issuer or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (d) with which none of the Issuer or any Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Permitted Receivables Financing), other than fees payable in the ordinary course of business in connection with servicing Receivables, and (e) to which none of the Issuer or any Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Upon any such designation, a Financial Officer of the Issuer shall deliver a certificate to the Collateral Agent certifying (a) the resolution of the board of directors of the Issuer giving effect to such designation, (b) that, to the best of such officer's knowledge and belief after consulting with counsel, such designation complied with the foregoing conditions, (c) that after giving effect to such designation (including any Indebtedness permitted to exist in connection with such designation), the Issuer shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 6.12, 6.13 and 6.14 and (d) immediately after giving effect to such designation, no Default shall have occurred and be continuing.

"Registrar" has the meaning provided in Section 2.04(a).

"Registration Rights Agreement" means the Registration Rights Agreement dated as of November 13, 2001 between the Issuer, TPG Wafer Holdings LLC and the parties identified as guarantors thereunder.

"Reimbursement Agreement" means the Reimbursement Agreement dated as of December 21, 2001 among the Issuer, TPG Partners III, L.P., TCW/Crescent Mezzanine Partners, III, L.P. and Green Equity Investors III, L.P., as Fund Guarantors, and Citicorp USA, Inc., as Collateral Agent, together with any amendment of, restatement of, substitution for, or replacement of, such agreement.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Related Property" means, with respect to each Receivable:

  all the interest of the Issuer or any Subsidiary in the goods, if any, sold and delivered to an obligor relating to the sale that gave rise to such Receivable, all other security interests or Liens, and the interest of the Issuer or any Subsidiary in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements signed by an obligor describing any collateral securing such Receivable, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable,

in the case of parts (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of Indebtedness or security and the proceeds thereof.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material in, on, onto or into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means any trustee, agent or representative (if any) for any of the lenders under the Revolver Obligations as identified to the Trustee pursuant to written notice.

"Restricted Notes Legend" means the legend set forth in Section 2.03(a) of this Indenture.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Issuer or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any Subsidiary.

"Restructuring Agreement" means the Restructuring Agreement dated as of November 13, 2001, between the Issuer and TPG Wafer Holdings LLC.

"Revolver Obligations" means, collectively (i) the "Revolving Credit Obligations" as such term is defined in the security agreement attached as an Exhibit to the Revolving Credit Agreement and (ii) the "Reimbursement Obligations" as such term is defined in the security agreement attached as an Exhibit to the Reimbursement Agreement. For the avoidance of doubt, the term "Revolver Obligations" shall include any substitution for, or replacement of, the obligations identified in numbered clauses (i) and (ii) of this definition.

"Revolving Credit Agreement" means the Revolving Credit Agreement dated as of December 21, 2001 among the Issuer, the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Collateral Agent, together with any amendment of, restatement of, substitution for, or replacement of, such agreement.

"Revolving Loan Documentation" has the meaning provided in the preamble.

"S&P" means Standard & Poor's Rating Service.

"Secured Parties" has the meaning assigned to such term in the Security Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Security Agreement" means the Security Agreement, attached hereto as Exhibit E, among the Issuer, the Pledgors and Guarantors and the Collateral Agent for the benefit of the Secured Parties.

"Security Documents" means the Guarantee Agreement, the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Indenture Obligations.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into at any time by the Issuer or any Subsidiary that are reasonably customary in an accounts receivable transaction.

"Stated Maturity" means, with respect to the Notes, the date specified in the Notes as the fixed date on which the final payment of principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Issuer.

"Successor Issuer" has the meaning provided in Section 6.03.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date hereof.

"TPG" means TPG Partners III, L.P. and its Affiliates, provided that no such Affiliate shall be deemed a member of TPG to the extent it ceases to be Controlled by, or under common Control with, TPG Partners III, L.P.

"Transaction Documents" means the Indenture, the Notes, the Security Documents, the Restructuring Agreement and the Registration Rights Agreement.

"Transfer Restricted Note" means any Definitive Note and any other Note that bears or is required to bear the Restricted Notes Legend.

"Trustee" means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Warrant" means any of the warrants to acquire common stock of the Issuer issued pursuant to the Restructuring Agreement.

"Warrant Exercise Price" means the aggregate exercise price paid or to be paid in connection with the acquisition of common stock of the Issuer upon any exercise of Warrants.

"Warrant Shares" means the common stock of the Issuer acquired upon exercise of the Warrants.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

"Commission" means the Commission.

"indenture securities" means the Notes issued hereunder and the Guarantees issued pursuant to the Security Documents.

"indenture security holder" means a Holder.

"indenture to be qualified" means this Indenture.

"indenture trustee" or "institutional trustee" means the Trustee.

"obligor" on the indenture securities means the Issuer, the Pledgors and Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

SECTION 1.03. Rules of Construction. Unless the context otherwise requires: a term has the meaning assigned to it;
(i) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(ii) "or" is not exclusive;
(iii) "including" means including without limitation;
(iv) words in the singular include the plural and words in the plural include the singular; and

(v) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

ARTICLE 2
THE NOTES

SECTION 2.01. Notes Generally.

(a) Initial Issuance. The Issuer originally issued the Notes under the Original Indenture on November 13, 2001, for purchase by the initial Holders in connection with the transactions described in the Restructuring Agreement. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $50,000,000 (subject to Sections 2.09 and 2.10 of this Indenture and subject to interest accrued and added to such principal amount on any Period End Date).

(b) Form and Dating. The Notes and the Trustee's certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons. Initially, all Notes shall be issued in definitive, fully-certificated form. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer) and shall have the Legends required pursuant to Section 2.03 of this Indenture.

SECTION 2.02. Execution and Authentication. (a) Two Officers, one of whom shall be the chairman of the board of directors, the President, the chief executive officer or the chief financial officer, shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) The Trustee shall authenticate and make available for delivery Notes upon an Issuer Order and a Note shall not be valid until so authenticated. The signature of a Trust Officer or an authenticating agent appointed pursuant to part (c) of this Section 2.02 shall be conclusive evidence that the Note has been authenticated under this Indenture.

(c) The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(d) In case the Issuer shall be consolidated with or merged into any other Person, or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the Successor Issuer resulting from such consolidation, or surviving such merger, or which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 6.03, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Successor Issuer, be exchanged for other Notes executed in the name of the Successor Issuer with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the Successor Issuer, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Successor Issuer pursuant to this Section 2.02(d) in exchange or substitution for or upon registration of transfer of any Notes, such Successor Issuer, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.03. Legends.

  Restricted Note Legend. Except as permitted by part (c) of this Section 2.03, each certificate evidencing the Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

(b) Additional Legend for Definitive Notes. Each Definitive Note shall bear the following legend:

"IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS."

(c) Use and Removal of Legends. The Restricted Notes Legend and the legend described in Section 2.03(b) shall be removed from a certificate representing Notes if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Issuer and the Registrar such satisfactory evidence, which may include an Opinion of Counsel, as reasonably may be requested by the Issuer and the Registrar, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

SECTION 2.04. Registrar and Paying Agent. (a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar") and an office or agency where Notes may be presented for payment (the "Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange and shall retain copies of all letters, notices and other written communications received in connection with the transfer and exchange of Notes. The Issuer may have one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent, and the term "Registrar" includes any co-registrars. The Issuer initially appoints the Trustee at its principal corporate trust office in the Borough of Manhattan, City of New York (the "Corporate Trust Office") as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes and this Indenture, until such time as another Person is appointed as such.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 8.07. The Issuer or any of its wholly owned Domestic Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided however that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent as the case may be and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.05. Paying Agent to Hold Money in Trust. Prior to the Stated Maturity, the Issuer shall deposit with the Paying Agent (or if either of the Issuer or a Domestic Subsidiary of the Issuer is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay the principal and interest then becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of such principal and interest and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Domestic Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Issuer or any Affiliate of the Issuer) shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before the Stated Maturity and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange.

(a) The parties hereto hereby acknowledge that, as of the date hereof, the Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Accordingly, any Holders from time to time, by their acceptance of the Notes issued hereunder (either pursuant to the initial issuance or pursuant to a permitted transfer or exchange), covenant and agree that neither the Notes nor any interest or participation in them shall be offered, sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in the absence of such registration, or unless such transaction is exempt from, or not subject to, such registration.

(b) The Notes shall be transferable or exchangeable only upon the surrender of a Note for registration of transfer or exchange and then only in compliance with the provisions of this Section 2.07. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor (including, with respect to Definitive Notes, the requirements set forth in the part (c) of this Section 2.07) are met.

(c)   When Definitive Notes are presented to the Registrar with a request:

(i)   to register the transfer of such Definitive Notes; or

(ii)   to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(A)   shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(B)   in the case of Transfer Restricted Notes, shall be accompanied by such additional information and documents as may be reasonably requested by the Registrar to document compliance with the provisions of Section 2.07 of the Indenture.

(d) To permit registration of transfers and exchanges, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate Notes at the Registrar's request. No service charge shall be imposed for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section.

(e) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary. The Issuer shall not be required to make, and the Registrar shall not be required to register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

(f) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(g) The Registrar shall retain copies of all letters, notices and other written communications received in connection with the transfer and exchange of Notes pursuant to this Indenture. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

SECTION 2.08. Replacement Notes. (a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and, upon Issuer Order, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (i) satisfies the Issuer or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) makes such request to the Issuer or the Trustee prior to the Note's being presented for registration of Transfer to the Issuer by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a "protected purchaser") and (iii) satisfies any other reasonable requirements of the Issuer or the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b) Upon the issuance of any replacement Note under this Section 2.08, the Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed and any other expenses (including the fees and expenses of the Trustee and the expenses of the Issuer) in connection therewith.

(c) Every replacement Note issued pursuant to this Section 2.08 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Issuer and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(d) The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. (a) Notes outstanding at any time are all authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

(c) If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and, upon Issuer Order, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and, upon Issuer Order, the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Issuer pursuant to written direction by an Officer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Issuer Order. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.

SECTION 2.13. CUSIP and "ISIN" Numbers. The Issuer in issuing the Notes may use "CUSIP" and "ISIN" numbers (if then generally in use) and, if so, the Trustee shall use "CUSIP" and "ISIN" numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the "CUSIP" numbers.

SECTION 2.14. Computation of Interest. Interest on the Notes shall accrue in the manner and at the Interest Rate provided in Section 1 of the Notes, and shall be computed on the basis of a year of 360 day year comprised of twelve 30-day months. The interest to be accrued as provided in Section 1 of the Notes shall be determined by the Paying Agent in accordance with the terms of this Indenture and the Notes, and such determination shall be prima facie evidence thereof absent manifest error.

ARTICLE 3
Redemption at the Option of the Issuer

SECTION 3.01. Optional Redemption. The Notes shall not be redeemable at the option of the Issuer prior to November 13, 2005. On or after such date, the Notes shall be redeemable at any time at the option of the Issuer, in whole and not in part, on not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on November 13 of the years set forth below.

Year Redemption Price

2005 105.0%

2006 102.5%

SECTION 3.02. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed.

The Issuer shall give each notice to the Trustee provided for in this Section at least 45 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers' Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.03. Selection of Notes To Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata or by lot or by a method that the Trustee in its sole discretion shall deem to be appropriate. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000. Notes and portions of them the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.04. Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder's registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP or ISIN number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.
      At the Issuer's request, the Trustee shall give the notice of redemption in the Issuer's name and at the Issuer's expense. In such event, the Issuer shall provide the Trustee with the information required by this Section.

SECTION 3.05. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the related interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.06. Deposit of Redemption Price. Prior to 10:00 a.m. on the redemption date, the Issuer shall deposit with the Paying Agent (or, if either of the Issuer or a Domestic Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. The Paying Agent shall promptly return to the Issuer upon written request any money deposited with the Paying Agent by the Issuer that is in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

SECTION 3.07. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate for the Holder (at the Issuer's expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.08. Notes Surrendered in Payment of Warrant Exercise Price. Under and pursuant to the terms of the Warrants, Holders shall have the right to surrender one or more Notes and apply all or a portion of their principal amount in payment of the Warrant Exercise Price. In the event that the outstanding principal amount of such Notes shall be greater than the Warrant Exercise Price so to be paid, the Issuer shall execute and, upon Issuer Order, the Trustee shall authenticate for the Holder (at the Issuer's expense) a new Note equal in principal amount to the portion of surrendered Notes not applied in payment of the Warrant Exercise Price.

ARTICLE 4
MANDATORY REDEMPTION

SECTION 4.01. Early Redemption Events.

(a) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Issuer or any Subsidiary in respect of any Early Redemption Event, the Issuer shall (i) in the case of an event described in part (a) or (b) of the definition of Early Redemption Event, apply all such Net Proceeds, or (ii) in the case of an event described in part (c) or (d) of the definition of Early Redemption Event, apply 75% of such Net Proceeds to redeem Notes in an Early Redemption Offer pursuant to and subject to the conditions of this Section 4.01; provided that, in the case of any event described in clause (a) of the definition of the term "Early Redemption Event" occurring on or prior to the six-month anniversary of the Issue Date (other than the sale, transfer or other disposition of (i) Receivables in connection with a Permitted Receivables Financing, or (ii) other assets of the Issuer or any Subsidiary in connection with the incurrence of Indebtedness in respect of an asset-backed financing entered into with the consent of the Holders of a majority (by aggregate principal amount) of the Notes), if the Issuer shall deliver to the Trustee a certificate of a Financial Officer to the effect that no Default has occurred and is continuing, then no redemption shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event until the six-month anniversary of the Issue Date; and further provided, that the Issuer shall have no obligation to make such an Early Redemption Offer unless so directed by the Holders of a majority, in aggregate principal amount, of the Notes (in accordance with part (b) of this Section 4.01); and further provided that, for so long as any Revolver Obligations are outstanding, an Early Redemption Offer shall only be made to the extent of Net Proceeds remaining following the repayment in full of such Revolver Obligations or to the extent that the lenders of such Revolver Obligations provide their consent.

(b) Within 5 Business Days following the occurrence of an Early Redemption Event that, pursuant to part (a) of this Section 4.01, requires an Early Redemption Offer to be made, the Issuer shall mail a notice to each Holder with a copy to the Trustee, stating that an Early Redemption Event has occurred and requesting that the Holders of Notes provide their instructions as to whether or not the Issuer should make an Early Redemption Offer. If the Holders of a majority (by aggregate principal amount) of the Notes instruct the Issuer to make an Early Redemption Offer within 10 days following the mailing of the notice described in this part 4.01(b), the Issuer shall become obligated on such 10th day to make an Early Redemption Offer, following the steps set forth in parts (c) and (d) of this Section 4.01.

(c) In any Early Redemption Offer required pursuant to this Section 4.01, the Issuer shall be required:

(i) FIRST, to purchase Notes tendered pursuant to an offer by the Issuer to Holders for the Notes (the "Early Redemption Offer") at a purchase price of 100% of their principal amount (without premium) plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section  4.01(d); and

(ii) THEREAFTER, to the extent of Net Proceeds, if any, remaining after the completion of the Early Redemption Offer in respect of the Notes, provide funds to the Italian Issuer to permit redemption of the Italian Notes in a similar offer made in respect of the Italian Notes (an "Italian Redemption Offer"). If the aggregate redemption price of Notes and Italian Notes tendered, pursuant to the Early Redemption Offer and the Italian Redemption Offer, is less than the Net Proceeds allotted to the purchase of the Notes and the Italian Notes, the Issuer shall apply the remaining Net Proceeds for general corporate purposes.

(d) Early Redemption Offer Procedure. (i) Promptly, and in any event within ten (10) Business Days after the Issuer becomes obligated to make an Early Redemption Offer, the Issuer shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Issuer either in whole or in part (subject to prorating as hereinafter described in the event the Early Redemption Offer is oversubscribed) at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain such information concerning the business of the Issuer which the Issuer in good faith believes will enable such Holders to make an informed decision (which at a minimum shall include (A) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Issuer, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Issuer filed subsequent to such Quarterly Report, other than Current Reports describing Early Redemption Events otherwise described in the offering materials (or corresponding successor reports), (B) a description of material developments in the Issuer's business subsequent to the date of the latest of such reports, and (C) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Notes pursuant to the Early Redemption Offer, together with the address referred to in clause (iii) of this part 4.02(d).

(ii) Not later than the date upon which written notice of an Early Redemption Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers' Certificate as to (A) the amount of the Early Redemption Offer (the "Offer Amount"), (B) the allocation of the Net Proceeds from the Early Redemption Events pursuant to which such Early Redemption Offer is being made and (C) the compliance of such allocation with the provisions of Section  4.01(a). Not later than one Business Day before the Purchase Date, the Issuer shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Issuer is acting as its own paying agent, segregate and hold in trust) an amount equal to the Offer Amount with written instructions for investment in cash or Cash Equivalents and to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Early Redemption Offer remains open (the "Offer Period"), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Offer Amount delivered by the Issuer to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.01.

(iii) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note or Notes which were delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note or Notes purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes included in the Early Redemption Offer surrendered by holders thereof exceeds the Early Redemption Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(iv) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.02. Change of Control. (a) Upon a Change of Control each Holder shall have the right to require that the Issuer offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the terms set forth in Section 4.02(b) (a "Change of Control Offer"); provided, however, that the Issuer shall have no obligation to make such a Change of Control Offer unless so instructed by the Holders of a majority, in aggregate principal amount, of the Notes (in accordance with part (b) of this Section 4.02), and further provided that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this Section 4.02 in the event that the Issuer has exercised its right to redeem all the Notes pursuant to Section 3.01 of this Indenture.

(b) Within 5 Business Days following a Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee, stating that a Change of Control has occurred and requesting that the Holders of Notes provide their instructions as to whether or not the Issuer should make a Change of Control Offer. If, within 10 days following the mailing of the notice described in this part 4.01(b), the Holders of a majority (by aggregate principal amount) of the Notes instruct the Issuer to make a Change of Control Offer, the Issuer shall become obligated on such 10th day to make a Change of Control Offer, following the steps set forth in parts (c) - (h) of this Section 4.02.

(c) Promptly, and in any event within ten (10) Business Days after the Issuer becomes obligated to make a Change of Control Offer, the Issuer shall mail a notice to each Holder with a copy to the Trustee, which shall:

(i) state that a Change of Control has occurred and that each Holder has the right to require the Issuer to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of purchase;

(ii) describe the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) set forth the repurchase date (which repurchase date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and

(iv) set forth the instructions determined by the Issuer, consistent with this Section, that a Holder must follow in order to have its Notes purchased.

(d) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(e) On the purchase date, all Notes purchased by the Issuer under this Section shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(f) Notwithstanding the foregoing provisions of this Section, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.02 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) In connection with any Change of Control Offer, the Issuer shall deliver to the Trustee an Officers' Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(h) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture relating to Change of Control Offers, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

ARTICLE 5
AFFIRMATIVE COVENANTS

For so long as any Note is outstanding, the Issuer covenants and agrees to the following provisions for the benefit of the Holders.

SECTION 5.01. Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the Interest Rate specified in the Notes, and it shall pay interest on accrued interest at the same rate to the extent lawful. Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 5.02. Commission Reports, Financial Statements and Other Information. (a) The Issuer shall furnish to the Trustee and Holders:

(i) within 90 days after the end of each fiscal year of the Issuer, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Issuer and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, its unaudited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and results of operations of the Issuer and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) prior to the commencement of each fiscal year of the Issuer, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth any material assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget; and

(iv) copies of the Issuer's annual report and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act (collectively, the "Required Information"), whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to be provided within 15 days after the Issuer files them with the Commission (or would be required to file with the Commission); provided, however, that if any of the Required Information is filed with the Commission, the Issuer shall only be required to provide the Trustee copies of such Required Information. In addition, the Issuer shall furnish to the Trustee, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer to its public shareholders generally.

(b) The Issuer shall also provide such information as may, from time to time, be necessary to comply with any applicable provisions of TIA Section 314(a).

(c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

SECTION 5.03. (a)  Compliance Certificate. The Issuer shall furnish the Trustee a certificate from the principal executive officer, principal financial officer or principal accounting officer within 120 days after the end of each fiscal year. Such certificate shall report on the Issuer's compliance with the conditions and covenants of this Indenture, in a manner satisfying the requirements of Section 314(a)(4) of the TIA, and shall include a certification as to whether a Default has occurred and, if a Default has occurred, specify the details thereof and any action taken or proposed to be taken with respect thereto.

(b) Information Regarding Collateral.

(i)  The Issuer will furnish to the Trustee and Collateral Agent prompt written notice of any change (A) in the Issuer's or any Pledgor and Guarantor's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (B) in the location of the Issuer's or any Pledgor and Guarantor's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (C) in the Issuer's or any Pledgor and Guarantor's identity, jurisdiction of incorporation, or corporate structure or (D) in the Issuer's or any Pledgor and Guarantor's Federal Taxpayer Identification Number. The Issuer agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. The Issuer also agrees promptly to notify the Collateral Agent and the Trustee if any material portion of the Collateral is damaged or destroyed.

(ii)  Each year, at the time of delivery of an annual compliance certificate with respect to the preceding fiscal year pursuant to part (a) of this Section 5.03, the Issuer shall deliver to the Collateral Agent (with a copy to the Trustee) a certificate of a Financial Officer of the Issuer (A) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Issue Date or the date of the most recent certificate delivered pursuant to this Section and (B) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (A) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Notices of Material Events. (a) The Issuer will furnish to the Trustee and the Collateral Agent written notice of the following promptly upon any Financial Officer of the Issuer obtaining knowledge thereof:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Issuer or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Issuer and the Subsidiaries in an aggregate amount exceeding $2,500,000; and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.05. Existence; Conduct of Business. The Issuer will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05; and further provided, that neither the Issuer nor any of its Subsidiaries shall be obligated to maintain any of the foregoing in the event that the board of directors of the Issuer adopts a resolution to the effect that the maintenance of such asset is no longer necessary or desirable in the conduct of the business of the Issuer and its Subsidiaries.

SECTION 5.06. Payment of Obligations. The Issuer will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Issuer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Issuer will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Issuer and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Insurance; Casualty and Condemnation. (a) The Issuer will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and all insurance required to be maintained pursuant to the Security Documents. The Issuer will furnish to the Trustee and the Collateral Agent, upon request in writing, information in reasonable detail as to the insurance so maintained.

(b) The Issuer (i) will furnish to the Collateral Agent (with a copy to the Trustee) prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) will cause the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) to be applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Issuer will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Issuer will, and will cause each of the Subsidiaries to, permit any representatives designated by the Trustee or the Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and at such reasonable intervals as may be reasonably requested.

SECTION 5.10. Compliance with Laws. The Issuer will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

SECTION 5.11. Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the date hereof, the Issuer will, within ten (10) Business Days after such Subsidiary is formed or acquired, (i) notify the Trustee and Collateral Agent thereof, (ii) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Domestic Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Issuer or any Pledgor and Guarantor and (iii) cause such Subsidiary to deliver to the Trustee a supplement to the Registration Rights Agreement, in the form specified therein.

SECTION 5.12. Further Assurances; Transfer of Joint Venture Stock. (a) Upon request of the Trustee or as otherwise necessary, the Collateral Agent or the holders of a majority (by aggregate principal amount) of the Notes, the Issuer will, and will cause each Pledgor and Guarantor to, execute any and all further documents, statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or which the Trustee or the Collateral Agent may reasonably request or as otherwise necessary, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Issuer and the Pledgors and Guarantors. The Issuer also agrees to provide to the Trustee and the Collateral Agent, from time to time, upon request evidence reasonably satisfactory to the Trustee and the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Notwithstanding the foregoing, in no event shall the Issuer or any Pledgor or Guarantor be required to grant a lien on any of the Texas Instruments Agreements (as defined in the Security Agreement).

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Issuer or any Pledgor and Guarantor after the date hereof (other than assets constituting Collateral under the Security Agreement or the Pledge Agreement that become subject to the Lien of the Security Agreement or the Pledge Agreement upon acquisition thereof), the Issuer will notify the Trustee, the Collateral Agent and the Holders thereof, and, if requested by the Trustee, the Collateral Agent or the Holders of a majority, by aggregate principal amount, of the outstanding Notes, the Issuer will cause such assets to be subjected to a Lien securing the Indenture Obligations and will take, and cause the Issuer and the Pledgors and Guarantors to take, such actions as shall be necessary or reasonably requested by the Trustee, the Collateral Agent or such Holders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Pledgors and Guarantors.

(c) The Issuer will, and will cause each applicable Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable law, or which the Trustee or the Holders of a majority, by aggregate principal amount, of the Notes may reasonably request, to cause the transfer of all the Equity Interest in MEMC Kulim Electronic Materials, Sdn. Bhd. no later than seventy-five (75) Business Days after the date hereof.

ARTICLE 6
NEGATIVE COVENANTS

For so long as any Note is outstanding, the Issuer covenants and agrees to the following provisions for the benefit of the Holders.

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Issuer will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder, under the other Transaction Documents or under the Revolving Loan Documentation and Indebtedness evidenced by the Italian Notes;

(ii) Indebtedness existing on the Issue Date or incurred pursuant to contractual loan commitments existing on the Issue Date and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(iii) Indebtedness of the Issuer to any Subsidiary and of any Subsidiary to the Issuer or any other Subsidiary;

(iv) Guarantees by the Issuer and by any Subsidiary of Indebtedness of the Issuer or any other Subsidiary, provided that Guarantees by the Issuer or any Pledgor and Guarantor of Indebtedness of any Subsidiary that is not a Pledgor and Guarantor shall be subject to Section 6.04;

(v) Indebtedness of the Issuer or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;

(vi) Indebtedness of the Issuer or any Subsidiary in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by the Issuer and the Subsidiaries in the ordinary course of their business, provided that upon the incurrence of Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii) In each case with any consent required under the Revolving Loan Documentation (but only for so long as such Revolving Loan Documentation is in effect), Indebtedness in respect of a Permitted Receivables Financing, provided that the Net Proceeds resulting from the sale, transfer or other disposition of Receivables in connection with such Permitted Receivables Financing are applied in accordance with Section 4.01;

(viii) Indebtedness of the Issuer or any Subsidiary that was (A) Indebtedness of any other Person existing at the time such other Person was merged with or became a Subsidiary, including Indebtedness incurred in connection with, or in contemplation of, such other Person's merging with or becoming a Subsidiary, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (or commitments therefor) or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted under this clause (viii) shall not exceed $5,000,000 at any time outstanding;

(ix) non-interest bearing Indebtedness not for borrowed money, in the nature of customer deposits; and

(x) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Pledgors and Guarantors permitted by this clause (x) shall not exceed $5,000,000 at any time outstanding.

(b) The Issuer will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, except that (i) the Issuer may issue the Cumulative Preferred Stock; (ii) the Issuer may issue preferred stock or other preferred Equity Interests of the Issuer that do not require mandatory cash dividends or redemptions and do not provide for any right on the part of the holder to require redemption, repurchase or repayment thereof, in each case prior to the date that is 180 days after the Stated Maturity and (iii) the Issuer or any Subsidiary may issue directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or any Subsidiary.

SECTION 6.02. Liens. The Issuer will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created hereunder, under the Security Documents, under the Revolving Loan Documentation or to secure the Italian Notes;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Issuer or any Subsidiary existing on the Issue Date and set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of the Issuer or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Issue Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; any Lien existing on any property or asset prior to the acquisition thereof by the Issuer or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Issue Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Issuer or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) Liens on fixed or capital assets acquired, constructed or improved by the Issuer or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a) , (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Issuer or any Subsidiary;

(v) sales of Receivables and Related Property (or undivided interests therein) permitted under Section 6.05(c) and Liens on Receivables of a Receivables Subsidiary granted in connection with any Permitted Receivables Financing;

(vi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights; and

(vii) statutory and common law Liens in favor of a landlord under leases to which the Issuer or any Subsidiary is a party; and

(viii) Liens created in connection with extensions, renewals, or replacements of any Liens referred to in clauses (i) through (vii) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

SECTION 6.03. Fundamental Changes and Successor Issuers.

(a) The Issuer will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, the following transactions are permitted:

(i) any Person may merge with the Issuer in a transaction in which the surviving entity is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia, provided that if such surviving entity is not the Issuer, such Person (the "Successor Issuer") must expressly assume, by a supplemental indenture hereto, executed and delivered to the Trustee all the obligations of the Issuer under the Transaction Documents; and further provided that prior to the consummation of such transaction, the Issuer must provide the Trustee with an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with this Indenture;

(ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if a Pledgor and Guarantor is one of the parties in such a transaction, and the surviving entity is not the Pledgor and Guarantor, the surviving entity must be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such surviving entity must expressly assume, by execution of appropriate Transaction Documents (or counterparts or supplements thereto), executed and delivered to the Trustee and the Collateral Agent all the obligations of such Pledgor and Guarantor under the applicable Transaction Documents; and further provided that prior to the consummation of such transaction, the Issuer must provide the Trustee and the Collateral Agent with an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and the other Transaction Documents; and

(iii) any Subsidiary (other than a Pledgor and Guarantor) may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and is not materially disadvantageous to the Holders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.08.

(b) The Issuer will not, and will not permit any of the Subsidiaries (other than a Receivables Subsidiary) to, engage to any material extent in any business other than businesses of the type conducted by the Issuer and the Subsidiaries on the Issue Date and businesses reasonably related thereto.

(c) No Receivables Subsidiary will engage in any business other than the purchase and sale or other transfer of Receivables (or participation interests therein) in connection with any Permitted Receivables Financing, together with activities directly related thereto.

(d) The Issuer will not permit MEMC International, Inc. to engage in any business or activity other than (i) the ownership of all of the outstanding shares of capital stock of MEMC Korea Company, MEMC Kulim Electronic Materials, Sdn. Bhd. and Taisil Electronic Materials Corporation owned by MEMC International, Inc. on or after the Issue Date (the "Joint Venture Stock") and activities incidental thereto, and (ii) miscellaneous payroll and benefits activities relating to certain expatriate employees and certain management employees in foreign locations of the Issuer and its Subsidiaries. MEMC International, Inc. will not own or acquire any assets (other than the Joint Venture Stock) or incur any liabilities (other than liabilities under the Transaction Documents or the Revolving Loan Documentation, obligations under any stock option plans or other benefit plans for management or employees of the Issuer and its Subsidiaries, obligations under the shareholder or joint venture agreements and related ancillary agreements with respect to MEMC Korea Company, MEMC Kulim Electronic Materials, Sdn. Bhd. and/or Taisil Electronic Materials Corporation, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities). The Issuer will not permit MEMC International, Inc. to sell, transfer, lease or otherwise dispose of any or all of the Joint Venture Stock other than the pledge thereof contemplated by the Security Documents and the Revolving Loan Documentation.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Issuer will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

      Permitted Investments;
      investments and Guarantees of Indebtedness of Foreign Subsidiaries existing on the Issue Date and set forth on Schedule 6.04;
      investments by the Issuer and the Pledgors and Guarantors in Equity Interests in their respective Subsidiaries that are Pledgors and Guarantors and investments by Subsidiaries that are not Pledgors and Guarantors in Equity Interests in their respective Subsidiaries; provided that any such Equity Interests held by the Issuer or a Pledgor and Guarantor shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to in the definition of the term "Collateral and Guarantee Requirement");
      loans or advances made by the Issuer to any Subsidiary and made by any Subsidiary to the Issuer or any other Subsidiary provided that any such loans and advances made by the Issuer or a Pledgor and Guarantor shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement;
      Guarantees constituting Indebtedness permitted by Section 6.01 of Indebtedness of the Issuer or any Pledgor and Guarantor;
      investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
      Permitted Acquisitions, provided that the sum of all consideration paid or otherwise delivered in connection with Permitted Acquisitions (including the principal amount of any Indebtedness issued as deferred purchase price and the fair market value of any other non-cash consideration) plus the aggregate principal amount of all Indebtedness otherwise incurred or assumed in connection with, or resulting from, Permitted Acquisitions (including Indebtedness of any acquired Persons outstanding at the time of the applicable Permitted Acquisition) shall not exceed, on a cumulative basis subsequent to the Issue Date, $5,000,000;
      any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;
      Guarantees by the Issuer and the Subsidiaries of leases entered into by any Subsidiary as lessee;
      extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;
      investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
      loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $500,000 in the aggregate outstanding at any one time;
      investments in or acquisitions of stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Subsidiary or in satisfaction of judgments;
      investments in the form of Hedging Agreements permitted under Section 6.07;
      investments by the Issuer or any Subsidiary in (i) the capital stock of a Receivables Subsidiary and (ii) other interests in a Receivables Subsidiary, in each case to the extent determined by the Issuer in its judgment to be reasonably necessary in connection with or required by the terms of the Permitted Receivables Financing;
      investments, loans, advances, guarantees and acquisitions resulting from a foreclosure by the Issuer or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;
      investments, loans, advances, guarantees and acquisitions the consideration for which consists solely of shares of common stock of the Issuer;
      investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers' compensation, performance and other similar deposits in the ordinary course of business; and
      other investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

SECTION 6.05. Asset Sales. The Issuer will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Issuer permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

      sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business and the periodic clearance of aged inventory;
      sales, transfers and dispositions to the Issuer or a Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Pledgor and Guarantor shall be made in compliance with Section 6.09;
      the Issuer and the Subsidiaries may sell, without recourse (other than Standard Securitization Undertakings and retained interests), Receivables to a Receivables Subsidiary, and any Receivables Subsidiary may sell Receivables and Related Property or an undivided interest therein to any other Person, pursuant to any Permitted Receivables Financing, and convert or exchange Receivables and Related Property into or for notes receivable in connection with the compromise or collection thereof; and
      sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other part of this Section 6.05, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this part (d) shall not exceed $3,000,000 during any fiscal year of the Issuer; provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by part (b) above) shall be made for fair value and for consideration of at least 80% cash or cash equivalents.

SECTION 6.06. Sale and Leaseback Transactions. The Issuer will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Issuer or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Hedging Agreements. The Issuer will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Issuer or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Issuer will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) the Issuer may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock and (iii) the Issuer may make Restricted Payments, not exceeding $200,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Issuer and the Subsidiaries, including the redemption or purchase of capital stock of the Issuer held by former directors, management or employees of the Issuer or any Subsidiary following termination of their employment.

(b) The Issuer will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Transaction Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under the Transaction Documents;

(iii) refinancings of Indebtedness to the extent such Indebtedness is permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) payments in respect of any Permitted Receivables Facility.

SECTION 6.09. Transactions with Affiliates. The Issuer will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Issuer or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Issuer and the Pledgors and Guarantors not involving any other Affiliate, (c) to pay management, consulting and advisory fees to TPG or its Affiliates pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, (d) payments of fees and expenses to TPG and its Affiliates in connection with the transactions contemplated under the Restructuring Agreement, the Revolving Loan Documentation and the Purchase Agreement, (e) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Issuer, (f) the grant of stock options or similar rights to officers, employees, consultants and directors of the Issuer pursuant to plans approved by the board of directors of the Issuer and the payment of amounts or the issuance of securities pursuant thereto, (g) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $500,000 in the aggregate outstanding at any one time, and (h) any Restricted Payment permitted by Section 6.08.

SECTION 6.10. Restrictive Agreements. The Issuer will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Issuer or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Issuer or any other Subsidiary or to Guarantee Indebtedness of the Issuer or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Transaction Document, by the Revolving Loan Documentation or by the Italian Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Issue Date and identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification if it expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) part (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) part (a) of the foregoing shall not apply to customary provisions in leases, technology licenses, confidentiality agreements and other contracts or agreements restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions imposed on a Receivables Subsidiary in connection with a Permitted Receivables Financing.

SECTION 6.11. Amendment of Material Documents. (a) The Issuer will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents to the extent that such amendment, modification or waiver would be adverse to the Holders.

The Issuer will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under any Permitted Receivables Financing to the extent that such amendment, modification or waiver would be materially adverse to the Holders.

SECTION 6.12. Minimum Quarterly Consolidated EBITDA. The Issuer will not permit Consolidated EBITDA for any fiscal quarter to be less than the amount set forth opposite such fiscal quarter:

QUARTER	MINIMUM AMOUNT
Fourth Quarter of 2001	negative $25.0 million
First Quarter of 2002	negative $13.0 million
Second Quarter of 2002	negative $10.0 million
Third Quarter of 2002	Zero
Fourth Quarter of 2002	$8.0 million
First Quarter of 2003	$10 million
Second Quarter of 2003	$16.0 million
Third Quarter of 2003	$19.0 million
Fourth Quarter of 2003	$25.0 million
First Quarter of 2004	$27.0 million
Second Quarter of 2004	$30.0 million
Third Quarter of 2004	$33.0 million
Fourth Quarter of 2004	$35.0 million
First Quarter of 2005	$37.0 million
Second Quarter of 2005	$40.0 million
Third Quarter of 2005	$42.0 million
Fourth Quarter of 2005	$44.0 million
First Quarter of 2006	$46.0 million
Second Quarter of 2006	$48.0 million
Third Quarter of 2006	$50.0 million
Fourth Quarter of 2006	$52.0 million
First Quarter of 2007	$54.0 million
Second Quarter of 2007	$56.0 million
Third Quarter of 2007	$58.0 million
Fourth Quarter of 2007	$60.0 million

SECTION 6.13. Minimum Monthly Consolidated Backlog. The Issuer will not permit Consolidated Backlog for any month to be less than the amount set forth opposite such month. Consolidated Backlog for any month shall, for the purposes of this Section 6.13, equal the arithmetic mean of the Consolidated Backlog for such month measured as of the close of business on each of the first five (5) Business Days in such month:

MONTH	MINIMUM AMOUNT
December 2001	30.0 million square inches
January 2002	30.0 million square inches
February 2002	30.0 million square inches
March 2002	31.0 million square inches
April 2002	32.0 million square inches
May 2002	32.0 million square inches
June 2002	32.0 million square inches
July 2002	36.0 million square inches
August 2002	36.0 million square inches
September 2002	36.0 million square inches
October 2002	38.0 million square inches
November 2002	38.0 million square inches
December 2002	38.0 million square inches
January 2003	49.0 million square inches
February 2003	49.0 million square inches
March 2003	49.0 million square inches
April 2003	51.0 million square inches
May 2003	51.0 million square inches
June 2003	51.0 million square inches
July 2003	51.0 million square inches
August 2003	51.0 million square inches
September 2003	51.0 million square inches
October 2003	53.0 million square inches
November 2003	53.0 million square inches
December 2003	53.0 million square inches
January 2004	58.0 million square inches
February 2004	58.0 million square inches
March 2004	58.0 million square inches
April 2004	60.0 million square inches
May 2004	60.0 million square inches
June 2004	60.0 million square inches
July 2004	60.0 million square inches
August 2004	60.0 million square inches
September 2004	60.0 million square inches
October 2004	63.0 million square inches
November 2004	63.0 million square inches
December 2004	63.0 million square inches
January 2005	68.0 million square inches
February 2005	68.0 million square inches
March 2005	68.0 million square inches
April 2005	71.0 million square inches
May 2005	71.0 million square inches
June 2005	71.0 million square inches
July 2005	71.0 million square inches
August 2005	71.0 million square inches
September 2005	71.0 million square inches
October 2005	74.0 million square inches
November 2005	74.0 million square inches
December 2005	74.0 million square inches
January 2006	74.0 million square inches
February 2006	74.0 million square inches
March 2006	74.0 million square inches
April 2006	77.0 million square inches
May 2006	77.0 million square inches
June 2006	77.0 million square inches
July 2006	77.0 million square inches
August 2006	77.0 million square inches
September 2006	77.0 million square inches
October 2006	81.0 million square inches
November 2006	81.0 million square inches
December 2006	81.0 million square inches
January 2007	83.0 million square inches
February 2007	83.0 million square inches
March 2007	83.0 million square inches
April 2007	86.0 million square inches
May 2007	86.0 million square inches
June 2007	86.0 million square inches
July 2007	89.0 million square inches
August 2007	89.0 million square inches
September 2007	89.0 million square inches
October 2007	92.0 million square inches
November 2007	92.0 million square inches
December 2007	92.0 million square inches

SECTION 6.14. Minimum Monthly Consolidated Revenue. The Issuer will not permit Consolidated Revenue for any month to be less than the amount set forth opposite such month:

MONTH	MINIMUM AMOUNT
January 2002	$34.0 million
February 2002	$34.0 million
March 2002	$34.0 million
April 2002	$41.5 million
May 2002	$41.5 million
June 2002	$41.5 million
July 2002	$46.0 million
August 2002	$46.0 million
September 2002	$46.0 million
October 2002	$50.0 million
November 2002	$51.0 million
December 2002	$52.0 million
January 2003	$52.0 million
February 2003	$52.0 million
March 2003	$52.0 million
April 2003	$54.0 million
May 2003	$54.0 million
June 2003	$54.0 million
July 2003	$55.0 million
August 2003	$55.0 million
September 2003	$55.0 million
October 2003	$56.0 million
November 2003	$56.0 million
December 2003	$56.0 million
January 2004	$61.0 million
February 2004	$61.0 million
March 2004	$61.0 million
April 2004	$63.0 million
May 2004	$63.0 million
June 2004	$63.0 million
July 2004	$65.0 million
August 2004	$65.0 million
September 2004	$65.0 million
October 2004	$67.0 million
November 2004	$67.0 million
December 2004	$67.0 million
January 2005	$70.0 million
February 2005	$70.0 million
March 2005	$70.0 million
April 2005	$72.0 million
May 2005	$72.0 million
June 2005	$72.0 million
July 2005	$74.0 million
August 2005	$74.0 million
September 2005	$74.0 million
October 2005	$76.0 million
November 2005	$76.0 million
December 2005	$76.0 million
January 2006	$78.0 million
February 2006	$78.0 million
March 2006	$78.0 million
April 2006	$80.0 million
May 2006	$80.0 million
June 2006	$80.0 million
July 2006	$82.0 million
August 2006	$82.0 million
September 2006	$82.0 million
October 2006	$84.0 million
November 2006	$84.0 million
December 2006	$84.0 million
January 2007	$86.0 million
February 2007	$86.0 million
March 2007	$86.0 million
April 2007	$88.0 million
May 2007	$88.0 million
June 2007	$88.0 million
July 2007	$90.0 million
August 2007	$90.0 million
September 2007	$90.0 million
October 2007	$92.0 million
November 2007	$92.0 million
December 2007	$92.0 million

SECTION 6.15. Capital Expenditures. The Issuer and its Subsidiaries shall not incur or make Capital Expenditures in an amount exceeding $15,000,000 during the fourth fiscal quarter of 2001, $45,000,000 during fiscal year of 2002, $50,000,000 during fiscal year 2003, $55,000,000 during fiscal year 2004, $55,000,000 during fiscal year 2005, $55,000,000 during fiscal year 2006 and $55,000,000 during fiscal year 2007.

ARTICLE 7
DEFAULTS AND REMEDIES

SECTION 7.01. Events of Default. Each of the following shall constitute an "Event of Default", whether occurring voluntarily, involuntarily, by operation of law, pursuant to any judgment, decree or order of any court or in compliance with any order, rule or regulation of any or Governmental Authority:

(a) the Issuer (i) shall fail to pay any principal of, or interest on, any Note when and as the same becomes due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, or (ii) shall fail to redeem or purchase Notes when required pursuant to this Indenture or the Notes;

(b) any representation or warranty made or deemed to be made by or on behalf of the Issuer or any Pledgor or Guarantor in any Transaction Document, or in any certificate or other document furnished pursuant to or in connection with, any Transaction Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in Section 5.04, Section 5.05 (with respect to the existence of the Issuer) or in Article 6;

(d) the Issuer or any Pledgor and Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Indenture, in any Note or in any Security Document, as applicable (other than those covenants, conditions and agreements specified in parts (a), (b) or (c) of this Section 7.01) and such failure shall continue for 30 days after receipt of a Notice of Default;

(e) the Issuer or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this part (i) shall not apply to secured Indebtedness that become due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and further provided that this part (i) shall not apply to any Revolver Obligations that becomes due, or subject to prepayment, repurchase, redemption or defeasance prior to scheduled maturity, solely as a result of a Change of Control;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Issuer or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in part (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Issuer or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (net of amounts covered by insurance as to which the insurer has admitted liability in writing) shall be rendered against the Issuer, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Issuer or any Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Holders of a majority (by aggregate principal amount) of the Notes, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Issuer or any Pledgor and Guarantor not to be, a valid and perfected Lien on Collateral having, in the aggregate, a value in excess of $500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted hereunder or under the Security Documents, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of this Indenture or any Security Agreement or (iii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement; or

(m) any default or other event shall have occurred under any document governing any Permitted Receivables Financing if the effect of such default or other event is to cause the termination of such Permitted Receivables Financing.

A Default under part (d) of this Section 7.01 shall not be an Event of Default until (i)  the Holders of at least a majority, by aggregate principal amount, of the Notes notify the Issuer, the Collateral Agent and the Trustee, and (ii) the Issuer or the relevant Pledgor and Guarantor, as applicable, fails to cure such Default within the time period specified under part (d). A notice given pursuant to clause (i) of the foregoing sentence must be given in writing and must specify the Default, demand that it be remedied and state that it constitutes a "Notice of Default".

SECTION 7.02. Acceleration.

      If an Event of Default (other than an Event of Default specified in Section 7.01(g) or (h) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least a majority by aggregate principal amount of the Notes, by notice to the Issuer, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(g) or (h) with respect to the Issuer occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee, the Collateral Agent or any Holders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
      In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 7.01(e) or (f), the declaration of acceleration of the Notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 7.03. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 7.04. Waiver of Past Defaults or Covenants. The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive, on behalf of the Holders of all of the Notes, any provision of any covenant contained in this Indenture or any existing Default (or Event of Default) and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 10.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. A waiver shall become effective upon receipt by the Trustee of such a notice signed by the Holders of a majority in principal amount of the Notes.

SECTION 7.05. Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 8.01, that the Trustee determines is prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 7.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least a majority, by aggregate principal amount, of the Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 7.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.08. Collection Suit by Trustee. If an Event of Default specified in Section 7.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 8.07.

SECTION 7.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer, any Subsidiary or any Pledgor and Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 8.07.

SECTION 7.10. Priorities. If the Trustee collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

FIRST: to the Collateral Agent for amounts due under Article 11 and to the Trustee for amounts due under Section 8.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 7.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 7.12 Waiver of Stay or Extension Laws. Neither the Issuer nor any Pledgor and Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each Issuer and each Pledgor and Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8
THE TRUSTEE

SECTION 8.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

      Except during the continuance of an Event of Default:

      (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

      (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates and opinions specifically required to be furnished to it hereunder, the Trustee shall examine the certificates and opinions to determine whether or not they substantially conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.

      The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

      (i) this paragraph does not limit the effect of paragraph (b) of this Section;

      (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

      (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05; and

      (iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

      Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 8.01.
      The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
      Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
      Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 8.02. Rights of Trustee.

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

      Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or Opinion of Counsel.
      The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
      The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
      The Trustee may consult with counsel of its own selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
      The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.
      The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
      The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
      The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

SECTION 8.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 8.10 and 8.11.

SECTION 8.04. Trustee's Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Security Document or the Notes, it shall not be accountable for the Issuer's use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Pledgor and Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee's certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 7.01(b), (c), (d), (e), (f), (i), (j), (k), (l) or (m) or of the identity of any Subsidiary unless a Trust Officer of the Trustee shall have actually received notice thereof in accordance with Section 13.02 hereof from the Issuer, any Pledgor and Guarantor or any Holder.

SECTION 8.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer. Except in the case of a Default in payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 8.06. Reports by Trustee to Holders. Within 60 days after each August 15th beginning with August 15, 2002, the Trustee shall mail to each Holder a brief report dated as of such August 15th that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Issuer agree to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 8.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services hereunder as the Issuer and the Trustee shall from time to time agree in writing. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents, counsel, accountants and experts. The Issuer shall fully indemnify the Trustee and any predecessor Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys' fees) incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Pledgor and Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer's expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes the Trustee's defense and, in the reasonable judgment of the Trustee's outside counsel, there is no conflict of interest between the Issuer, on the one hand, and the Trustee, on the other hand, in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as determined by a court of competent jurisdiction to have been caused by its own willful misconduct, negligence or bad faith.

To secure the Issuer's payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer's payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 7.01(g) or (h) with respect to the Issuer, the expenses are intended to constitute expenses of administration under applicable bankruptcy, insolvency, receivership or similar law.

SECTION 8.08. Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 8.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.
      If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.
      A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 8.07.
      If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.
      If the Trustee fails to comply with Section 8.10, unless the Trustee's duty to resign is stayed as provided in TIA Section 310(b), any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
      Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer's obligations under Section 8.07 shall continue for the benefit of the retiring Trustee.

SECTION 8.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 8.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section  310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section  310(b), subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section  310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section  310(b)(1) are met.

SECTION 8.11. Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA Section  311(a), excluding any creditor relationship listed in TIA Section  311(b). A Trustee who has resigned or been removed shall be subject to TIA Section  311(a) to the extent indicated.

ARTICLE 9
DISCHARGE; DEFEASANCE

SECTION 9.01. Discharge of Liability on Notes; Defeasance.

(a) Subject to Section 9.01(c), when (i) all outstanding Notes (other than Notes replaced or paid pursuant to Section 2.09) have been canceled or delivered to the Trustee for cancellation or (ii) all outstanding Notes not previously delivered for cancellation have become due and payable, whether at maturity or as a result of redemption pursuant to Article 3 or 4 hereof, and the Issuer irrevocably deposits with the Trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited) to pay the principal of and interest on the outstanding Notes when due at maturity or upon redemption, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.08), and if in either case the Issuer pays all other sums payable hereunder by the Issuer, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.

(b) Subject to Sections 9.01(c) and 9.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture ("legal defeasance option") and (ii) its obligations under Section 5.03, Section 5.04, Sections 5.06 through and including Section 5.11, Section 6.01, Section 6.02, and Sections 6.04 through and including Section 6.15 and the operation of part (d), (e), (f), (j), (k) or (m) of Section 7.01  ("covenant defeasance option"). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture by exercising the legal defeasance option, the obligations under the Security Documents shall each be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in part (d), (e), (f), (j), (k) or (m) of Section 7.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding the provisions of Sections 9.01(a) and 9.01(b), the obligations of the Issuer in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 8.07, 8.08 and in this Article 9 shall survive until the Notes have been paid in full. Thereafter, the obligations of the Issuer in Sections 8.07, 9.04 and 9.05 shall survive such satisfaction and discharge.

SECTION 9.02. Conditions to Defeasance. (a) The Issuer may exercise its legal defeasance option or covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii) the Issuer delivers to the Trustee a certificate from a firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 7.01(g) or (h) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(viii) the Issuer delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as set forth in this Article 9 have been complied with.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 9.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 9. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 9.04. Repayment to the Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of a firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

The Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee, and the Paying Agent shall have no further liability with respect to such monies.

SECTION 9.05. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 9.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 9 by reason of any legal proceeding or by reason of any order or judgment of any Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 9; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 10
AMENDMENTS

SECTION 10.01. Without Consent of Holders. The Issuer and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to allow a Successor Issuer to assume obligations hereunder pursuant to, and in compliance with, Section 6.03(a)(i);

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv) to add additional Guarantees with respect to the Notes;

(v) to pledge additional Collateral as security for the Notes;

(vi) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer;

(vii) to comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA; or

(viii) to make any change that does not adversely affect the rights of any Holder.

After an amendment under this Section becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.01.

SECTION 10.02. With Consent of Holders. (a) The Issuer and the Trustee may amend this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each Holder affected, an amendment may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;

(v) make any Note payable in currency other than that stated in the Note;

(vi) impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

(vii) make any change in Section 7.04 or 7.07 or the second sentence of paragraph (a) of this Section 10.02; or

(viii) amend the Security Documents or modify the Collateral and Guarantee Requirement, in each case, in any manner materially adverse to the Holders.

(b) It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Section 10.02 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.02.

SECTION 10.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 10.04. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment (pursuant to Section 10.02) or a waiver (pursuant to Section 7.04) by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the relevant amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee. A waiver becomes effective upon receipt by the Trustee of the notice described in Section 7.04.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 10.05. Notation on or Exchange of Notes.

(a) If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and, upon Issuer Order, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

(b) The Issuer and the Trustee acknowledge that the amendment and restatement accomplished by this Amended and Restated Indenture includes amendments to the Notes initially issued on November 13, 2001. Accordingly, the Issuer agrees to execute new Notes in the Form of Exhibit A, which reflect the amendments accomplished hereby, and the Trustee agrees to countersign and deliver such Notes to the Holders upon surrender of the initially-issued Notes.

SECTION 10.06. Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 10 if the amendment does not affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 8.01) shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 10.03).

SECTION 10.07. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 11
SECURITY; NOTE GUARANTEES

SECTION 11.01. Collateral and Guarantee Requirement. Prior to the issuance of the Notes on the Issue Date, and for so long as any Note remains outstanding, the Issuer shall execute, and cause its Domestic Subsidiaries to execute, the Security Documents and shall take any other steps necessary to cause the Collateral and Guarantee Requirement to be satisfied.

SECTION 11.02. Regarding the Collateral Agent. (a) The Trustee, on behalf of the Secured Parties, hereby appoints Citicorp USA, Inc. to act as Collateral Agent under this Indenture and the Security Documents, provided however that for so long as any Revolver Obligations are outstanding, the same Person shall act as Collateral Agent under both the Security Documents and the Revolving Loan Documentation. The Trustee on behalf of itself and the Secured Parties hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and of the Security Documents, together with such actions and powers as are reasonably incidental thereto.

(b) The Person serving as Collateral Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Issuer or any Subsidiary or other Affiliate thereof as if it were not the Collateral Agent hereunder and may accept fees and other consideration from the Issuer for services in connection with this Indenture, the Security Documents or otherwise without having to account for the same to the Trustee or the Holders.

(c) The Collateral Agent shall not have any duties or obligations except those expressly set forth in this Indenture and the Security Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Indenture and the Security Documents that the Collateral Agent is required to exercise in writing by the Trustee or such number or percentage of the Holders as shall be necessary under the circumstances as provided in Article 10, and (iii) except as expressly set forth in this Indenture and the Security Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of the Subsidiaries that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Trustee or such number or percentage of the Holders as shall be necessary under the circumstances as provided in Article 10 or otherwise in the absence of its own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Collateral Agent by the Issuer or the Trustee, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Indenture or any Security Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Indenture or any Security Document, (iv) the validity, enforceability, effectiveness or genuineness of this Indenture or any Security Document or any other agreement, instrument or document, or the validity, perfection, or priority of any Lien created by any of the Security Documents, or (v) the satisfaction of any condition set forth in this Indenture or any Security Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

(d) The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys-in-fact appointed by the Collateral Agent. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of the Collateral Agent and any such sub-agent or attorney-in-fact.

(f) Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Trustee and the Issuer and may be removed at any time with or without cause by the Holders of a majority in principal amount of the Notes. Upon any such resignation, the Holders of a majority in principal amount of the Notes shall have the right, in consultation with the Issuer, to appoint a successor. If no successor shall have been so appointed by such Holders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Trustee and the Holders, appoint a successor Collateral Agent that shall have an office in New York, New York. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the Security Documents. The fees payable by the Issuer to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After the Collateral Agent's resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent. Notwithstanding the foregoing, any successor Collateral Agent must meet the requirements of Section 11.02(a).

(g) Except for action expressly required of the Collateral Agent by this Indenture and the Security Documents, the Collateral Agent shall in all cases be fully justified in failing or refusing to act thereunder unless it shall receive further assurances to its satisfaction from the Holders of their indemnification obligations under Section 11.02(i) in respect of such action.

Without limiting the foregoing, the Collateral Agent shall not be required to, and shall not, take any action to enforce any of its or the Trustee's or Holders' rights under, nor waive or amend any provision of, this Indenture or any Security Document or any Collateral, nor give any notice or make any request or demand or filing thereunder, except in each instance as and to the extent instructed to do so by the Trustee or such number or percentage of the Holders as shall be necessary under the circumstances as provided in Article 10, and the Collateral Agent shall have no liability for failure to take any action in the absence of such instructions, provided that the Collateral Agent will promptly send to the Trustee a copy of each notice, request or other document delivered to the Collateral Agent pursuant to the terms of this Indenture and the Security Documents and will take such actions contemplated by this Indenture and the Security Documents as the Trustee and such number or percentage of the Holders as shall be necessary under the circumstances as provided in Article 10 may reasonably instruct, except that nothing herein or in any Security Document shall require the Collateral Agent to take any action that in the reasonable opinion of the Collateral Agent would be contrary to the terms of this Indenture or any Security Document or applicable law or subject the Collateral Agent to personal liability.

(h) The Issuer shall pay (i) all reasonable out-of-pocket expenses incurred by the Collateral Agent and its Affiliates, including the reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Collateral Agent, in connection with the preparation of this Indenture and the Security Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Collateral Agent, including the reasonable fees, charges and disbursements of any counsel for the Collateral Agent in connection with the enforcement or protection of its rights in connection with this Indenture and the Security Documents, including its rights under this Article.

(i) The Issuer shall indemnify the Collateral Agent and each Related Party of the Collateral Agent (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Indenture, the Notes and any Security Document or any other agreement or instrument contemplated thereby, the performance by the parties to such documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds from the sale of any Note, (iii) any presence, Release or threatened Release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned or operated by the Issuer or any of the Subsidiaries, or any Environmental Liability related in any way to the Issuer or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee as determined in a final judgment by a court of competent jurisdiction.

(j) To the extent permitted by applicable law, the Issuer shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Indenture, the Security Documents or any agreement or instrument contemplated hereby or thereby.

ARTICLE 12
SUBORDINATION

SECTION 12.01. Agreement to Subordinate. The Issuer agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 12, to the prior payment in full of the Revolver Obligations and that the subordination is for the benefit of and enforceable by the lenders under the Revolver Obligations. The Notes shall in all respects rank senior to all existing and future Indebtedness of the Issuer other than the Revolver Obligations; and only Indebtedness in relation to the Revolver Obligations shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article 12 shall be subject to Section 12.12.

SECTION 12.02. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Issuer to its creditors upon a total or partial liquidation or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(a) lenders under the Revolver Obligations shall be entitled to receive payment in full of such Revolver Obligations before Holders shall be entitled to receive any payment of principal of or interest on the Notes; and

(b) until the Revolver Obligations are paid in full, any payment or distribution to which Holders would be entitled but for this Article 12 shall be made to lenders under the Revolver Obligations as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Revolver Obligations to at least the same extent as the Notes.

SECTION 12.03. Default on Revolver Obligations. (a) The Issuer may not pay the principal of, premium (if any) or interest on the Notes, make any deposit pursuant to Section 9.01 or otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any amount under the Revolver Obligations is not paid when due or (ii) any other default on such Revolver Obligations occurs and the maturity of such Revolver Obligations is accelerated in accordance with the relevant terms of the Revolving Loan Documentation unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Revolver Obligations have been paid in full; provided, however, that the Issuer may pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from a Representative of such creditors with respect to which either of the events set forth in clause (i) or (ii) of this sentence has occurred and is continuing.

(b) During the continuance of any default (other than a default described in clause (i) or (ii) of part (a) of this Section 12.03) with respect to any Revolver Obligations pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a "Blockage Notice") of such default from any Representative of such Revolver Obligations specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuer from such a Representative, (ii) by repayment in full of such Revolver Obligations or (iii) because no default with respect to any Revolver Obligations is continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of part (a) of this Section 12.03), the Issuer may resume payments on the Notes after the end of such Payment Blockage Period, unless the lenders under the Revolver Obligations or a Representative of such lenders shall have accelerated the maturity of such Revolver Obligations, and such Revolver Obligations have not been repaid in full.

(c) Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults during such period. For purposes of this Section 12.03, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 12.04. Acceleration of Payment of Notes. If payment of the Notes is accelerated because of an Event of Default, the Trustee (provided, that the Trustee shall have received written notice from the Issuer or a Representative identifying the Revolver Obligations for which such Representative is so designated, on which notice the Trustee shall be entitled to rely conclusively) shall promptly notify the lenders under the Revolver Obligations (or their Representative) of the acceleration. If any such Revolver Obligation is outstanding, the Issuer may not pay the Notes until five Business Days after such creditors or their Representative receive notice of such acceleration and, thereafter, may pay the Notes only if this Article 12 otherwise permits payment at that time.

SECTION 12.05. When Distribution Must Be Paid Over. If a payment or distribution is made to Holders that because of this Article 12 should not have been made to them, any Holder who receive such a payment or distribution shall hold it in trust for lenders under the Revolver Obligations and pay it over to such lenders as their interests may appear.

SECTION 12.06. Subrogation. After all Revolver Obligations are paid in full and for so long as any Note remains outstanding, Holders shall be subrogated to the rights of lenders under the Revolver Obligations to receive distributions applicable to Revolver Obligations. A distribution made under this Article 12 to holders of such Revolver Obligations which otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on such Revolver Obligations.

SECTION 12.07. Relative Rights. This Article 12 defines the relative rights of Holders and lenders under the Revolver Obligations. Nothing in this Indenture shall:

(a) impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(b) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of lenders under the Revolver Obligations to receive distributions otherwise payable to Holders.

SECTION 12.08. Subordination May Not Be Impaired by Issuer. No right of any lender under the Revolver Obligations to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuer or by its failure to comply with this Indenture.

SECTION 12.09. Rights of Trustee and Paying Agent. Notwithstanding Section 12.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that payments may not be made under this Article 12. The Issuer, the Registrar, the Paying Agent, a Representative or a lender under Revolver Obligations may give such notice; provided, however, that, if a lender under Revolver Obligations has a Representative, only the Representative may give such notice.

The Trustee in its individual or any other capacity may be a lender under Revolver Obligations with the same rights it would have if it were not Trustee. The Registrar, the Paying Agent and the Collateral Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any lender under Revolver Obligations which may at any time be held by it, to the same extent as any other lender under such Revolver Obligations; and nothing in Article 8 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 8.07 or any other Section of this Indenture.

SECTION 12.10. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to a lender under Revolver Obligations, the distribution may be made and the notice given to their Representative or Representatives (if any).

SECTION 12.11. Article 12 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article 12 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 12 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

SECTION 12.12. Trust Monies Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 9 by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Revolver Obligation or subject to the restrictions set forth in this Article 12, and none of the Holders shall be obligated to pay over any such amount to the Issuer or any lender under the Revolver Obligations or any other creditor of the Issuer.

SECTION 12.13. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the lenders under the Revolver Obligations for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the lenders under the Revolver Obligations and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a lender under Revolver Obligations to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Revolver Obligations owed to such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 8.01 and 8.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

SECTION 12.14. Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the lenders under the Revolver Obligations as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.15. Trustee Not Fiduciary for Lenders under Revolver Obligations. The Trustee shall not be deemed to owe any fiduciary duty to the lenders under the Revolver Obligations and shall not be liable to any such creditors if it shall mistakenly pay over or distribute to Holders or the Issuer or any other Person, money or assets to which lenders under the Revolver Obligations shall be entitled by virtue of this Article 12 or otherwise.

SECTION 12.16. Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to any lender under Revolver Obligations, whether the Indebtedness under such Revolver Obligation was created or acquired before or after the issuance of the Notes, to extend and continue to extend, or to continue to extend, such Revolver Obligations and such lender under Revolver Obligations shall be deemed conclusively to have relied on such subordination provisions in extending and continuing to extend, or in continuing to extend, such Revolver Obligations.

ARTICLE 13
MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an "incorporated provision") included in this Indenture by operation of, TIA Section Section 310 to 318, inclusive, such imposed duties or incorporated provision shall control.

SECTION 13.02. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile or mailed by first-class mail addressed as follows:

if to the Issuer:
MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376
Attention: Treasurer

if to the Trustee:

Citibank, N.A.
111 Wall Street, 14th Fl.
New York, NY 10005
Attention: Citibank Agency & Trust, Nancy Forte

if to the Collateral Agent:

Citicorp USA, Inc.
2 Penns Way, Suite 200
New Castle, DE 19720

Attention: David Grabar
(Telecopy: (302) 894-6120)

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (other than a request to authenticate the Notes in accordance with this Indenture), the Issuer shall furnish to the Trustee:

      an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
      an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 5.03) shall include:

      a statement that the individual making such certificate or opinion has read such covenant or condition;
      a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
      a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
      a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers' Certificate or on certificates of public officials.

SECTION 13.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Pledgor and Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or any Pledgor and Guarantor pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the immediately preceding Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 13.09. GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10. No Recourse Against Others. No director, officer, employee, stockholder or member, as such, of the Issuer or any of the Pledgors and Guarantors, shall have any liability for any obligations of the Issuer or any of the Pledgors and Guarantors under the Notes, this Indenture or the Security Documents, as applicable, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.11. Successors. All agreements of the Issuer and each Pledgor and Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Indenture to be duly executed as of the date first written above.

MEMC ELECTRONIC MATERIALS, INC.

By: /s/ James M. Stolze_____________________
Name: James M. Stolze
Title: Executive Vice President,
Chief Financial Officer

By: /s/ Kenneth L. Young___________________
Name: Kenneth L. Young
Title: Treasurer

Citibank, N.A.,
as Trustee

By: /s/ Nancy Forte
Name: Nancy Forte
Title: Assistant Vice President

Citicorp USA, Inc.,
as Collateral Agent.

By: /s/ Edward T. Crook
Name: Edward T. Crook
Title: Managing Director and Vice President

SCHEDULES

Schedule 1.01 Mortgaged Properties

Schedule 6.01 Existing Indebtedness

Schedule 6.02 Existing Liens

Schedule 6.04 Existing Investments

Schedule 6.10 Existing Restrictions

EXHIBIT A

[FORM OF] FACE OF NOTE

MEMC ELECTRONIC MATERIALS, INC.

SENIOR SUBORDINATED SECURED NOTE DUE 2007

[Restricted Notes Legend]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No. $__________

Senior Subordinated Secured Note Due 2007

MEMC Electronic Materials, Inc., a Delaware corporation (the "Issuer"), promises to pay to                                                           or registered assigns, the principal sum of                                              Dollars plus interest accrued thereon and other sums, if any, in relation thereto on November 13, 2007 or upon redemption or prepayment pursuant to the Indenture named herein, among the Issuer, Citibank, N.A., as trustee (the "Trustee") and the Collateral Agent named therein (the "Collateral Agent").

Each Holder, by accepting a Note, agrees that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in Article 12 of the Indenture, to the prior payment in full of the Revolver Obligations and that the subordination is for the benefit of and enforceable by the lenders under such Revolver Obligations. The Notes shall in all respects rank senior to all existing and future Indebtedness of the Issuer other than the Revolver Obligations; and only Indebtedness in relation to the Revolver Obligations shall rank senior to the Notes in accordance with the provisions set forth in the Indenture.

Additional provisions of this Note are set forth on the reverse of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MEMC Electronic Materials, Inc.

by
Name:
Title:

by
Name:
Title:

Dated:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

Citibank, N.A., as Trustee, certifies that this is one of
the Notes referred to in the Indenture.

By:_________________________
Authorized Signatory

[FORM OF] REVERSE SIDE OF NOTE

Senior Subordinated Secured Note Due 2007

1. Interest

MEMC Electronic Materials, Inc., a Delaware corporation (the "Issuer"), for value received, hereby promises to pay, upon presentation and surrender of this Note on November 13, 2007 or upon redemption or prepayment pursuant to the Indenture referred to below (the "Stated Maturity"), the principal amount of this Note, together with interest on such principal amount calculated at the applicable rates set forth in the chart below (the "Interest Rate"):

Dates Interest Rate Per Annum

From but excluding November 13, 2001 (the "Issue Date")
through and including November 13, 2003 8%

From but excluding November 13, 2003
through and including the Stated Maturity 14%

Accumulated interest shall be added to the principal amount of this Note on November 13 of each year (or if any such date is not a Business Day, on the Business Day immediately preceding such day), commencing November 13, 2002 (each such date, a "Period End Date", and each period from, but excluding, one Period End Date through, and including, the next Period End Date, an "Accrual Period;" provided that the initial Accrual Period will commence on the day following, and exclude, the Issue Date). On each Period End Date, the interest payable in respect of the most recent Accrual Period shall be calculated by the Paying Agent and added to the principal amount of this Note and, during the following Accrual Period, the resulting principal amount shall be used by the Paying Agent in calculating interest due in respect of such Accrual Period. Interest shall accumulate and be calculated on the basis of a year of a 360-day year consisting of twelve 30-day months.

Notwithstanding the foregoing paragraph, at any time after November 13, 2005, the Holders of a majority (by aggregate principal amount) of the Notes may direct, by written consent, that interest earned during the then-current Accrual Period shall be due and payable in cash on the Period End Date next following such written direction; provided, however that any such notice must be provided to the Issuer, the Trustee and the Registrar and Paying Agent at least sixty (60) days prior to the relevant Period End Date. Unless such written direction has been given, interest shall continue to accrue and be added to principal in the manner and on the dates set forth in the previous paragraph.

All interest calculations shall be determined by the Paying Agent in accordance with the terms of the Indenture and this Notes, and such determination shall be prima facie evidence thereof absent manifest error.

2. Method of Payment

Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Citibank, N.A., a national banking association (the "Trustee"), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its wholly owned Domestic Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of November 13, 2001, as Amended and Restated on December _____, 2001, among the Issuer, the Trustee and the Collateral Agent (such indenture, as may be further amended, modified or supplemented from time to time, the "Indenture"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Section  77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions.

The Notes are senior subordinated secured obligations of the Issuer limited to $50,000,000 in aggregate principal amount at any one time outstanding (subject to Sections 2.09 and 2.10 of the Indenture and subject to interest accrued and added to such principal amount on any Period End Date). This Note is one of the Notes referred to in the Indenture, which are treated as a single class of securities under the Indenture.

Each Holder, by accepting a Note, agrees that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in Article 12 of the Indenture, to the prior payment in full of the Revolver Obligations and that the subordination is for the benefit of and enforceable by the lenders under such Revolver Obligations. The Notes shall in all respects rank senior to all existing and future Indebtedness of the Issuer other than the Revolver Obligations; and only Indebtedness in relation to the Revolver Obligations shall rank senior to the Notes in accordance with the provisions set forth in the Indenture.

The Indenture imposes certain limitations on the ability of the Issuer and its Subsidiaries to, among other things, incur Indebtedness or Liens, issue or sell certain preferred Equity Interests, make certain Investments and other Restricted Payments, make asset dispositions, enter into certain Hedging Arrangements or sale and leaseback transactions and enter into consensual restrictions upon the payment of certain dividends and distributions by the Issuer or its Subsidiaries. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, the Issuer and the Pledgors and Guarantors have, according to the terms of the Guarantee Agreement and the other Security Documents, jointly and severally, unconditionally guaranteed the Indenture Obligations on a senior subordinated basis and have pledged, pursuant to the terms of the Security Documents, certain Collateral as security for the Indenture Obligations.

The Notes constitute unconditional obligations of the Issuer, secured as set forth in the Security Documents and entitled to benefit from the Guarantees under the conditions, and subject to the limitations, set forth in the Guarantee Agreement and the other Security Documents. The Indenture Obligations shall be subordinate in right of payment to the Revolver Obligations and senior in right of payment to all other obligations of the Issuer.

5. Optional Redemption

The Notes shall not be redeemable at the option of the Issuer prior to November 13, 2005. On or after such date, on one or more occasions, the Notes shall be redeemable at the option of the Issuer, in whole and not in part, on not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on November 13 of the years set forth below.

Year Redemption Price

2005 105.0%

2006 102.5%

6. Sinking Fund

The Notes are not subject to any sinking fund.

7. Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Redemption at the Option of Holders upon the Occurrence of Certain Events

In accordance with, and subject to the limitations set forth in, Section 4.01 of the Indenture, the Issuer will be required to offer to redeem Notes upon the receipt of proceeds from Early Redemption Events, including certain asset sales, certain casualty events, the incurrence of Indebtedness and the issuance of Equity Interests.

Upon a Change of Control, any Holder of Notes will have the right, in accordance with, and subject to the limitations set forth in Section 4.02 of the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.

10. Persons Deemed Owners

Except as provided in paragraph 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at their written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (b) any provision of any covenant or any Default or Event of Default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Notes, the Issuer and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to allow a Successor Issuer to assume obligations under the Indenture pursuant to, and in compliance with, Section 6.03(a)(i) thereof; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to add additional Guarantees with respect to the Notes; (v) to pledge additional Collateral as security for the Notes; (vi) to add to the covenants of the Issuer or to surrender rights and powers conferred on the Issuer; (vii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (viii) to make any change that does not adversely affect the rights of any Holder.

14. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) and is continuing, the Trustee or the Holders of a majority, by aggregate principal amount, of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least a majority, by aggregate principal amount, of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

15. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No director, officer, employee, stockholder or member, as such, of the Issuer or any of the Pledgors and Guarantors, shall have any liability for any obligations of the Issuer or any of the Pledgors and Guarantors under the Notes, the Indenture or the Security Documents, as applicable, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. CUSIP and ISIN Numbers

The Issuer may have caused CUSIP and ISIN numbers to be printed on the Notes and directed the Trustee to use such CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee's name, address and zip code)

and irrevocably ________________________________agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

____________________________________________________________
Date: ________________ Your Signature: ____________________

____________________________________________________________
Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

To elect to have this Note purchased by the Issuer pursuant to Section 4.01 (Early Redemption Event) or 4.02 (Change of Control) of the Indenture, please check the appropriate box:

Early Redemption Event Change of Control

To elect to have only a portion of this Note purchased by the Issuer pursuant to Section 4.01 or 4.02 of the Indenture, please state the amount ($1,000 or an integral multiple thereof):

$

Date: __________________ Your Signature: __________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:_______________________________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

Exhibit B	Guarantee Agreement
Exhibit C	Indemnity, Subrogation and Contribution Agreement
Exhibit D	Pledge Agreement
Exhibit E	Security Agreement